Exhibit 99.1

Repligen Corporation 41 Seyon Street Building #1, Suite 100 Waltham, Massachusetts 02453 Telephone: (781) 250-0111
FOR IMMEDIATE RELEASE	Telefax: (781) 250-0115

Repligen Reports Second Quarter 2013 Financial Results

- Product Revenue Grows 12% for the Quarter on Record Bioprocessing Sales -

- Net Income Grows 189% to $4.5 Million -

- Earnings Conference Call and Webcast Today at 9:00 a.m. EDT -

WALTHAM, MA – August 1, 2013 – Repligen Corporation (NASDAQ:RGEN) today reported financial results for the second quarter ended June 30, 2013. Below are the Company’s financial and business highlights for the second quarter of 2013, financial guidance for the year and dial-in numbers for today’s conference call.

Second Quarter 2013 Financial Highlights

•	Bioprocessing product revenue for the second quarter of 2013 reached a record $13.0 million, an increase of 12% over the second quarter of 2012.

•	Total revenue for the second quarter of 2013 was $17.5 million, an increase of 13% over the second quarter of 2012.

•	Bioprocessing product gross profit margin was 59% for the second quarter of 2013, compared with 37% during the second quarter of 2012.

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Net income increased to $4.5 million for the second quarter of 2013 compared to $1.6 million for the second quarter of 2012; earnings per diluted share were $0.14 for the second quarter of 2013 compared to $0.05 for the second quarter of 2012.

•	Cash and investments as of June 30, 2013 totaled $62.8 million compared to $50.0 million as of December 31, 2012.

Operating expenses for the three-month period ended June 30, 2013 were $11.4 million compared to $14.2 million for the same period in 2012, a decrease of $2.8 million or 20%. This decrease was driven by across-the-board reductions in operating expenses during the second quarter of 2013 compared to the same period in 2012. Cost of product revenue decreased by $2.0 million or 28%; research and development (R&D) expense (including therapeutic program related expense) decreased by $600,000 or 21%; and sales, general and administrative (SG&A) expense decreased by $294,000 or 9%. The reductions in R&D and SG&A expense were primarily due to lower spending on clinical development programs as a result of the Company’s strategic realignment announced in August 2012 to focus on building its bioprocessing business.

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Repligen Reports Second Quarter 2013 Financial Results

August 1, 2013

Year-to-Date Financial Summary

Bioprocessing product revenue for the six-month period ended June 30, 2013 was $24.9 million compared to $21.0 million for the same period in 2012, an increase of 19%. Total revenue for the six-month period ended June 30, 2013 was $34.0 million compared to $28.3 million during the same period in 2012, an increase of 20%. Operating expenses for the six-month period ended June 30, 2013 were $24.3 million compared to $25.9 million for the same period in 2012, a decrease of $1.5 million or 6%. For the first six months of 2013 compared to the same period in 2012, R&D expense decreased by $1.2 million or 21%, and SG&A expense decreased by $415,000 or 6%. Net income for the six-month period ended June 30, 2013 was $6.9 million compared to $2.8 million for the same period in 2012. Earnings per diluted share for the six-month period ended June 30, 2013 were $0.21 compared to $0.09 for the same period in 2012.

This is the Company’s second quarterly reporting period for which both the current and preceding year periods reflect combined financial results since the Company’s acquisition of Novozymes Biopharma AB (now Repligen Sweden AB) in December 2011.

“Strong demand for Protein A ligands and a substantial increase in sales of our OPUS® pre-packed chromatography columns were key drivers in achieving record bioprocessing product sales during the second quarter,” said Walter C. Herlihy, Ph.D., President and CEO of Repligen. “Product margin gains reflect the impact of cost reductions at Repligen Sweden AB as well as improved manufacturing capacity utilization tied to higher order volumes and increased production.”

Second Quarter Business Highlights

•	We experienced increased demand for Protein A affinity ligands as well as our larger (process-scale) OPUS® pre-packed chromatography columns.

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In alignment with our strategic goal to outlicense our portfolio of therapeutic assets and in accordance with our worldwide licensing agreement with Pfizer Inc. for our spinal muscular atrophy (SMA) program (led by RG3039), we substantially completed the transition of this program to Pfizer. Under the terms of this agreement, Repligen is eligible to receive from Pfizer up to $65 million in additional milestones as well as royalties on future sales.

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We analyzed the pharmacology data and biomarker activity from our Phase 1 trial in Friedreich’s ataxia (FA) patients of our product candidate, RG2833, a compound that interferes with the function of the histone deacetylase (HDAC) class of enzymes. The trial results show that RG2833 was well tolerated and able to improve the expression of frataxin - a disease biomarker – in a dose-dependent manner. While there were no adverse events reported, the generation of potentially toxic metabolites was observed. Overall, the Phase 1 results support the use of an oral HDAC inhibitor in the treatment of FA, however we believe that other compounds in our HDAC inhibitor portfolio may be more suitable than

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Repligen Reports Second Quarter 2013 Financial Results

August 1, 2013

RG2833 for clinical development. Consistent with our focus on bioprocessing, we are seeking non-profit and biopharmaceutical development partners to support future development.

Financial Guidance for 2013

The Company is updating its financial guidance for fiscal year 2013. This guidance is based on expectations for our existing business and does not include the impact on our revenue and expenses of potential milestone payments from Pfizer, additional outlicensing agreements for our remaining clinical assets, potential bioprocessing acquisitions or fluctuations in foreign currency exchange rates.

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Total revenue for the full year 2013 is expected to be $65-$67 million, an increase from our prior guidance of $63-$65 million. This projection includes the receipt of royalties from Bristol-Myers Squibb on its U.S. sales of Orencia® which the Company will no longer receive after December 31, 2013.

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Bioprocessing product revenue for the full year 2013 is expected to be $46-$48 million, consistent with our prior guidance and reflecting product sales growth of 10%-15%. Our bioprocessing business projections for the full year 2013 also include the following:

•	Bioprocessing product gross profit margin is expected to be approximately 50%.

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Bioprocessing related R&D is expected to be approximately $5.0 million (of approximately $6.0 million total R&D); SG&A expense is expected to be approximately $12.3 million, all of which is attributable to bioprocessing.

•	Total operating income for the full year 2013 is expected to be $20-$22 million, consistent with our prior guidance.

•	Total net income for the full year 2013 is expected to be $16-$18 million, a decrease from our prior guidance of $18-$20 million, due primarily to a non-cash increase in tax expense.

•	We expect to end the year 2013 with $66-$70 million in cash and investments, an increase from our prior guidance of $65 million.

Conference Call

Repligen will host a conference call and webcast today, August 1, at 9:00 a.m. EDT, to discuss its second quarter 2013 financial results and corporate developments. The live call can be accessed by dialing 877-280-4960 for domestic callers or 857-244-7317 for international callers. Dial-in participants must provide the passcode 52303386. Alternatively, an audio webcast will be accessible via the Investor section of Repligen’s website www.repligen.com. Both the conference call and webcast will be archived for a period of time following the live event. The replay dial-in numbers are 888-286-8010 for domestic callers and 617-801-6888 for international callers. Replay listeners must provide the passcode 22671187.

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Repligen Reports Second Quarter 2013 Financial Results

August 1, 2013

About Repligen Corporation

Repligen Corporation (NASDAQ:RGEN) is a life sciences company focused on the development, production and commercialization of high-value consumable products used in the process of manufacturing biological drugs. Our bioprocessing products are sold to major life sciences and biopharmaceutical companies worldwide. We are a leading manufacturer of Protein A, a critical reagent used to separate and purify monoclonal antibody therapeutics. We also supply several growth factor products used to increase cell culture productivity during the fermentation stage of drug manufacturing. In addition, we have developed and market our OPUS® line of pre-packed “plug-and-play” chromatography columns, and we provide test kits to ensure final product quality. Aside from our core bioprocessing business, we have a portfolio of clinical-stage partnering assets, including a pancreatic imaging agent in Phase 3 development and an orphan drug candidate in Phase 1 development. Repligen’s corporate headquarters are located in Waltham, MA (USA) and our manufacturing facilities are located in Waltham, MA and Lund, Sweden.

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that statements in this press release which are not strictly historical statements, constitute forward-looking statements, including, without limitation, express or implied statements or guidance regarding future financial performance and position, our strategic decision to focus on the growth of our bioprocessing business, the future demand for our bioprocessing, growth factor and chromatography products, plans and objectives for future operations, our ability to successfully negotiate and consummate partnering transactions for our clinical stage assets, specifically RG1068 and RG2833, the clinical success of RG3039 and its further clinical development and our receipt of any future payments under the terms of our agreement with Pfizer, Pfizer’s ability to terminate the license for convenience, plans and objectives for product development and acquisitions, our market share and product sales and other statements identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” “anticipate,” or “could” and similar expressions. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: our ability to successfully grow our bioprocessing business, including as a result of acquisition, commercialization or partnership opportunities; our ability to successfully negotiate and consummate development and commercialization partnerships for our portfolio of clinical-stage assets on acceptable terms, if at all; our ability to develop and commercialize products and the market acceptance of our products; reduced demand for our products that adversely impacts our future revenues, cash flows, results of operations and financial condition; the impact of the expiration of Bristol-Meyers Squibb royalty payments from U.S. sales of Orencia®, the success of current and future collaborative or supply relationships, including our agreement with Pfizer; our ability to compete with larger, better financed bioprocessing, pharmaceutical and biotechnology companies; our ability to successfully integrate Repligen Sweden AB, including achieving manufacturing efficiencies at Repligen Sweden AB; our compliance with all Food and Drug Administration and EMEA regulations; our ability to obtain, maintain and protect intellectual property rights for our products; the risk of litigation regarding our intellectual property rights; our limited sales capabilities; our volatile stock price; and other risks detailed in Repligen’s Annual Report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Repligen periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Repligen contemplated by these forward-looking statements. These forward looking statements reflect management’s current views and Repligen does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date hereof except as required by law.

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Repligen Reports Second Quarter 2013 Financial Results

August 1, 2013

Contact:

Sondra S. Newman

Director Investor Relations

Repligen Corporation

(781) 419-1881

snewman@repligen.com

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Repligen Reports Second Quarter 2013 Financial Results

August 1, 2013

REPLIGEN CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Revenue:
Product revenue	$13,013,610	$11,659,239	$24,947,879	$21,001,840
Royalty and other revenue	4,495,357	3,864,581	9,017,081	7,346,441

Total revenue	17,508,967	15,523,820	33,964,960	28,348,281

Operating expenses:
Cost of product revenue	5,297,809	7,345,257	12,194,417	12,617,800
Cost of royalty and other revenue	642,736	536,933	1,219,593	999,021
Research and development	2,306,332	2,905,658	4,489,736	5,714,121
Selling, general and administrative	3,123,940	3,418,233	6,432,039	6,846,769
Contingent consideration - fair value adjustments	35,387	—	(18,587)	—
Gain on bargain purchase	—	—	—	(314,244)

Total operating expenses	11,406,204	14,206,081	24,317,198	25,863,467

Income from operations	6,102,763	1,317,739	9,647,762	2,484,814
Investment income	65,605	29,516	127,124	60,940
Interest expense	(12,402)	(27,360)	(25,933)	(49,741)
Other (expense) income	(122,263)	458,298	(93,182)	567,559

Income before income taxes	6,033,703	1,778,193	9,655,771	3,063,572
Income tax provision	1,494,516	208,230	2,778,348	267,137

Net income	$4,539,187	$1,569,963	$6,877,423	$2,796,435

Earnings per share:
Basic	$0.14	$0.05	$0.22	$0.09

Diluted	$0.14	$0.05	$0.21	$0.09

Weighted average shares outstanding:
Basic	31,643,695	30,845,137	31,443,264	30,787,399

Diluted	32,317,156	31,149,090	32,115,519	31,072,445

Comprehensive income (loss)	$3,650,661	$(159,166)	$5,730,306	$2,155,131

	June 30, 2013	Dec. 31, 2012
Balance Sheet Data:
Cash, cash equivalents and marketable securities*	$62,790,699	$49,969,871
Working capital	70,696,222	55,457,223
Total assets	104,654,531	97,010,163
Long-term obligations	1,983,583	2,133,339
Accumulated deficit	(98,273,154)	(105,150,577)
Stockholders’ equity	92,452,210	84,124,596

*	does not include restricted cash

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